NII HOLDINGS APPOINTS GOKUL HEMMADY
CHIEF OPERATING OFFICER

RESTON, Va., June 15, 2012 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communication services operating under the Nextel brand in Latin America, today announced that Gokul Hemmady, the company's executive vice president and chief financial officer, has been appointed as the company's chief operating officer, a newly-created position in which he will be responsible for oversight of the company's business operations across its markets. Mr. Hemmady will continue to serve as the company's chief financial officer until a successor has been named.

“I am pleased that Gokul will serve in the new role as COO of NII,” said Steve Dussek, NII Holdings' chief executive officer. “In his new position, Gokul will build on his leadership role in our business, including his experience heading our finance team and leading a number of key transformational initiatives, as he drives our efforts to improve our performance by implementing action plans to respond to the intense competitive conditions and other challenges we continue to face today. To do that, we have structured his new role so that he is directly engaged in and responsible for the day-to-day operations and results in our markets. Gokul will also lead our efforts to transform how we operate our business as we launch services on our new third generation networks. Having Gokul fill this important role will allow me to fully focus on driving our strategic initiatives, which include launching our new networks, consistent with our goal of achieving sustainable growth and profitability over the long term.”

Mr. Hemmady commented, “I look forward to continuing to work with Steve and the rest of the executive team along with our colleagues in our markets in my new role as we work together to transform how we do business and better position NII to execute on our strategic and operational objectives.”

Mr. Hemmady, 51, has served as the company's chief financial officer since 2007, adding the title chief transformation officer in February 2012.

Prior to joining NII, Mr. Hemmady was vice president and chief financial officer of ADC Telecommunications, a provider of global network infrastructure and products and services, where he held financial leadership positions for 10 years. Prior to joining ADC in 1997, he held senior- level international finance positions at US West, US West International and Citibank.

Mr. Hemmady received a bachelor of science degree in commerce from the University of Bombay and is a member of the Institute of Chartered Accountants of India, which is equivalent to the title of certified public accountant. He also holds a master of business administration degree from the Yale School of Management.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM,

a digital two-way radio. NII Holdings is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Visit NII Holding's news room for news and to access our markets' news centers: nii.com/newsroom.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com